Exhibit 10.1
July 2, 2007
Mr. Umesh Padval
LSI Corporation
1873 Barber Lane
Milpitas, CA 95035
Dear Umesh,
The purpose of this letter is to detail the terms of a special retention bonus (the “Retention Bonus”) developed for you in order to provide you with a financial incentive to remain an active employee in good standing with the company and to achieve the performance goals set forth in this letter.
As you know, LSI recently announced that it would explore strategic options for the Consumer Products Group (CPG) with a goal of optimizing the value of the business for our customers, employees and shareholders. Therefore, it is important to stay focused on delivering on our commitments to our customers and to each other. Because your continued performance and contributions are critical, the company is pleased to provide you with an opportunity to receive a Retention Bonus as set forth below.
Retention Bonus
You will be eligible to receive a Retention Bonus equal to a maximum payout of $250,000 if (a) you remain in your current position as an employee in good standing within the CPG organization through August 31, 2007 (the “Retention Date”), and (b) you achieve the performance goals set forth on Annex A (the “Performance Goals”).
The Retention Bonus, if earned, will be paid in a single lump sum payment within thirty (30) days of the Retention Date. If you do not achieve the Performance Goals or if at any time prior to Retention Date, (1) you voluntarily terminate your employment with the company, or (2) your employment with the company is terminated for cause (as defined below), then your right to receive the applicable retention payment shall lapse. If the company terminates your employment without cause prior to the Retention Date (whether or not the Performance Goals are achieved), then the Retention Bonus shall be deemed to be earned, and will be paid to you in a single lump sum within thirty (30) days of any such termination.
Solely, for the purpose of this letter, termination “for cause” shall mean the termination of your employment by the company following the occurrence of any of the following: (a) violation of the company’s code of conduct; (b) conviction of (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; (c) an omission or dereliction of any statutory or common law duty of loyalty to the company; or (d) you willfully neglect the duties of your employment.

For the purpose of any benefit calculations (i.e., 401(k), ESPP, etc.), any payment made hereunder is not included in benefit calculations.
Any payment shall be subject to any applicable taxes, and all applicable taxes shall be deducted from any payment that is made to you.
Employment as a Technical Advisor
On September 1, 2007, you will resign your position as EVP CPG and officer and become a Technical Consultant to the company until March 31, 2008 at a monthly payment of $15,000 per month, subject to you executing the company’s standard form of Separation Agreement and General Release to include non-solicit and non-compete covenants in the form attached as Annex B for a period ending on 3/31/2008, the date of your termination. In addition, during your term as a Technical Advisor to the company you would continue to be eligible for all company benefits other than vacation accrual and a car allowance.
Employment At Will
Please be aware that this letter is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship is by mutual consent. This means that you have the right to terminate your employment at any time and for any reason. Likewise, the company reserves the right to terminate your employment on the same basis.
Contingency of Offer
This terms and conditions set forth in this letter are contingent upon the approval of the Compensation Committee of our Board of Directors.
Acceptance
Please acknowledge your written acceptance of this offer by signing and returning a copy to Jon Gibson, Vice President — Human Resources.
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We look forward to your continued contributions to the success of our company and CPG.
Sincerely,
/s/ Jon R Gibson
Jon R Gibson
Vice President, Human Resources
Acknowledged and Agreed:
/s/ Umesh Padval
Umesh Padval
July 6, 2007

Annex A
Performance Goals
1. Sale of the CPG Business
A bona fide buyer enters into a definitive purchase agreement for the purchase of all or substantially all of the CPG business by July 15, 2007, and the closing of any such transaction occurs on or before August 31, 2007. The decision of whether or note to enter into any Definitive Agreement shall be in the sole and absolute discretion of the company and its Board of Directors.
2. Alternative Transaction
If the business is not sold or in the process of being sold as set forth above, then the CPG team under your direction must meet any alternative goals and objectives for the business established by the CEO in his sole discretion, and as approved by the Compensation Committee.
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In order to receive the Retention Bonus either of the Performance Goals (1 or 2) above must be met but not both. Notwithstanding anything to the contrary contained in this letter, no payment shall be required to be made if neither of the Performance Goals is met for any reason. Determination of whether a Performance Goal has been achieved shall be made by LSI’s President and Chief Executive Officer, in his sole and absolute discretion, and approved by the Compensation Committee of the Board of Directors.

Annex B
Form of Restrictive Covenants
Non-Solicitation
Until March 31, 2008, you shall not, without the prior written consent of the LSI’s Chief Executive Officer, (i) directly or indirectly solicit (or encourage any company or business organization in which you are an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by LSI as of the date hereof.
Non-Competition
Until March 31, 2008, you shall not, without the prior written consent of the LSI’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if you know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI’s business as constituted on the date hereof, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if you know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI’s business as constituted on the date hereof. For the purposes of this Agreement, LSI’s competitors shall be those companies listed in the “Competition” section of LSI’s Form 10-K for the fiscal year ended December 31, 2006.
If at any time you violate the provisions above, any amounts remaining unpaid as set forth in this Agreement as well as any benefits provided for in this Agreement (other than those from qualified retirement or welfare plans) and any continuing vesting of stock options or restricted stock units, if any, shall immediately be forfeited and terminated, and any amounts already paid to me in accordance with this Agreement, except for the sum of One Thousand Dollars ($1,000) shall, at LSI’s sole discretion, be required to be repaid by you to LSI within ten (10) business days of LSI’s request in writing therefore. This provision shall not affect LSI’s right to otherwise specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to me.